EXHIBIT 12.2
                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

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

                                                                                                               For Six Months
                                                                                                                Ended June 30
                                                                                                           ------------------------
Millions of dollars                                                                                        1997                1996
-----------------------------------------------------------------------------------------------------------------------------------


Earnings from continuing operations ........................................................               $344                $319
Provision for income taxes .................................................................                242                 226
                                                                                                           ------------------------
         Earnings subtotal .................................................................                586                 545
Fixed charges included in earnings:
   Interest expense ........................................................................                110                 147
   Distribution on convertible preferred securities ........................................                 16                  --
   Interest portion of rentals .............................................................                 14                  21
                                                                                                           ------------------------
         Fixed charges subtotal ............................................................                140                 168
Earnings from continuing operations available before
   fixed charges and preferred stock dividends .............................................               $726                $713
                                                                                                           ------------------------
Fixed charges:
   Fixed charges included in earnings ......................................................                $140               $168
   Capitalized interest ....................................................................                 16                   6
Preferred stock dividends (before-tax basis) ...............................................                 --                  29
                                                                                                           ------------------------
         Total fixed charges and preferred stock dividends .................................               $156                $203
                                                                                                           ------------------------
Ratio of earnings from continuing operations to combined
   fixed charges and preferred stock dividends .............................................                4.7                 3.5

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